Exhibit 5.1

Of Counsel The Right Honourable Pierre Elliott Trudeau, P.C., C.C., C.H., Q.C., FRSC (1984 — 2000) The Right Honourable Jean Chrétien, P.C., C.C., O.M., Q.C. The Honourable Donald J. Johnston, P.C., O.C., Q.C.
Donald R. Munroe, Q.C.
Pierre Marc Johnson, G.O.Q., FRSC
The Honourable Michel Bastarache, C.C.
The Honourable René Dussault, FRSC
Peter M. Blaikie, Q.C.
André Bureau, O.C.

1055 West Hastings Street
Suite 2200
Vancouver, British Columbia
Canada V6E 2E9
heenanblaikie.com
February 16, 2010
Lions Gate Entertainment Corp.
2700 Colorado Avenue, Suite 200
Santa Monica, CA 90404
USA
Dear Sir or Madam:
Re: Registration of Securities of Lions Gate Entertainment Corp.
At your request, we have examined the Registration Statement (the “Registration Statement”) on Form S-3 of Lions Gate Entertainment Corp., a company recognized under the laws of British Columbia (the “Company”), in connection with the registration under the Securities Act of 1933 of an indeterminate number of common shares of the Company as may from time to time be sold by the Company in any accompanying prospectus supplement (the “Shares”).
We are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and such Shares referred to in an accompanying prospectus supplement will, as of the date of the prospectus supplement, be validly issued, fully paid and non-assessable.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.
Yours truly,
Heenan Blaikie llp